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                                                                      EXHIBIT 11

                              AMPHENOL CORPORATION

                        Computation of Per Share Earnings

                   For the Three Years Ended December 31, 2000
                 (dollars in thousands, except per share amounts)

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
                                                      Year Ended December 31,
                                             -----------------------------------------
                                                 2000          1999            1998
                                             -----------   ------------    -----------
Income before extraordinary item .........      $107,904        $44,295        $36,510
Extraordinary item:
Loss on early extinguishment of debt,
      net of income taxes ................            --         (8,674)            --
                                              ----------     ----------     ----------
Net income applicable to Common Stock ....      $107,904        $35,621        $36,510
                                              ==========     ==========     ==========

Net income per common share - Basic:
      Income before extraordinary item ...         $2.59          $1.23          $1.03
      Extraordinary loss .................            --           (.24)            --
                                                   -----          -----          -----
      Net income .........................         $2.59           $.99          $1.03
                                                   =====          =====          =====

Average common shares outstanding ........    41,584,069     36,059,556     35,326,424
                                             ===========   ============    ===========

Net income per common share - Diluted:
      Income before extraordinary item ...         $2.52          $1.21          $1.02
      Extraordinary loss .................            --           (.24)            --
                                                   -----          -----          -----
      Net income .........................         $2.52           $.97          $1.02
                                                   =====          =====          =====

Average common shares outstanding ........    41,584,069     36,059,556     35,326,424
Employee stock options ...................     1,294,853        604,460        558,370
                                             -----------   ------------    -----------
Average common shares outstanding -Diluted    42,878,922     36,664,016     35,884,794
                                             ===========   ============    ===========
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